UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 11, 2007 (December 4, 2007)

SANTA FE ENERGY TRUST

(Exact name of Registrant as specified in its charter)

Texas	1-11450	76-6081498
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation or organization)	File Number)	Identification No.)

The Bank of New York Trust Company, N.A., Trustee

Global Corporate Trust

919 Congress Avenue

Austin, Texas  78701

(Address of principal executive offices)

Registrant’s Telephone Number, including area code:  (800) 852-1422

Not Applicable

(Former name, former address and former fiscal
year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.  Other Events.

On December 4, 2007, The Bank of New York Trust Company, N.A., as trustee (the “Trustee”) of Santa Fe Energy Trust (the “Trust”), received a revised reserve report (the “Revised Reserve Report”) prepared for the Trust by its independent petroleum engineers, Ryder Scott Company, L.P. (“Ryder Scott”).  The Revised Reserve Report, which is based on information furnished to Ryder Scott by Devon Energy Corporation (“Devon”), indicates that, as of December 31, 2006, the estimated future net revenues attributable to the interests held by the Trust are $64.1 million (an increase of $1.2 million from the $62.9 million estimate contained in theRyder Scott report dated July 16, 2007), and that the standardized measure of discounted estimated future net cash flows, discounted at 10% annually in accordance with SEC guidelines, is $44.8 million (an increase of $5.7 million from the $39.1 million estimate contained in theRyder Scott report dated July 16, 2007).  The estimated future net revenues and the standardized measure of discounted estimated future net cash flows have not been adjusted to account for production since December 31, 2006 or for changes in market prices after that date.  A copy of the Revised Reserve Report, dated November 30, 2007, is included herewith.  Investors are cautioned to review the Revised Reserve Report in its entirety.

There are many uncertainties inherent in estimating quantities and values of proved reserves and in projecting future rates of production and the timing of development expenditures. The reserve data set forth in the Revised Reserve Report, although prepared by independent engineers in a manner customary in the industry, are estimates only, and actual quantities and values of oil and gas are likely to differ from the estimated amounts set forth therein. In addition, the standardized measure of discounted estimated future net cash flows shown in the Revised Reserve Report were prepared using guidelines established by the Securities and Exchange Commission for disclosure of reserves and should not be considered representative of the market value of such reserves or the Depositary Units or the Trust Units evidenced thereby. A market value determination would include many additional factors.  Further, any investment in Trust Units is subject to all of the risks described in the Trust’s periodic and current reports filed with the SEC, including the risks described under the caption “Risk Factors” in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 16, 2006.

As previously disclosed, on November 8, 2007, the Trustee entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Amen Properties, Inc. (“Amen”), pursuant to which Amen has agreed to purchase all of the net profits royalties held by the Trust for approximately $50.4 million, subject to certain adjustments, and subject to customary closing conditions.  The assets to be sold consist of the Trust’s interests in certain royalty interests and working interests in oil and gas properties located in a number of different states.

The closing date of the sale under the Purchase Agreement is expected to be on or about December 18, 2007, with an effective date of October 1, 2007.  Subject to various limitations, the Purchase Agreement provides for potential adjustments to the purchase price resulting from, among other things, adjustments for overproduction or underproduction of natural gas from the properties to which the interests relate, and changes in excess of specified amounts to the price of West Texas Intermediate Crude Oil for December 2008 as of the business day prior to the closing date.

The Purchase Agreement provided for an increase to the purchase price in the event that the Revised Reserve Report reflected an increase in the aggregate net present value of the interests being sold as of December 31, 2006, when compared to the prior reserve report, and after making certain adjustments to the Revised Reserve Report in accordance with the Purchase Agreement.  However, after making the adjustments in accordance with the Purchase Agreement, the Revised Reserve Report will not result in an adjustment to the purchase price.

The closing of the transactions contemplated by the Purchase Agreement is conditioned on, among other things, the Trustee’s receipt of an opinion from a nationally recognized investment banking firm regarding the fairness, from a financial point of view, of the transactions contemplated by the Purchase Agreement.  The Purchase Agreement includes other conditions, representations, warranties, covenants and other customary provisions, including provisions limiting the types and amounts of any claims the parties might otherwise assert against each other and providing limitations on the time after the closing during which any such claims may be made.

The description herein of the material terms of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement, which is attached as Exhibit 10.1 to the Trust’s Report on Form 8-K filed on November 8, 2007.

The Trustee is required by the documents governing the Trust to sell the properties.  The parties intend to consummate the transaction on or about December 18, 2007.  If the sale closes as anticipated, the Trustee intends to distribute the net proceeds of the sale (after deducting amounts  necessary to pay any fees, expenses, liabilities and other obligations of the Trust, and after setting aside any amounts the Trustee determines to hold in reserve) to unitholders in accordance with the Trust Agreement.

The information furnished pursuant to this Item 8.01 and in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

ITEM 9.01.  Financial Statements and Exhibits.

(d)                                 Exhibits.

99.1         Reserve Report prepared by Ryder Scott Company, L.P. dated November 30, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Santa Fe Energy Trust

By:	The Bank of New York Trust Company N.A.,
as Trustee

By:	/s/ Sarah Newell
Name:	Sarah Newell
Title:	Vice President

Date:  December 11, 2007